EXHIBIT 23.1

Board of Directors
Skins, Inc.

INDEPENDENT AUDITORS' CONSENT

We consent to incorporation by reference in this registration statement on Form S-8 of our audit report dated April 12, 2008, except for paragraph 8 of Note 15, which is dated April 24, 2008 paragraphs 14, 15, 16 and 17 of Note 15, which are dated June 12, 2008 and paragraphs 18 to 21 of Note 15, which are dated August 1, 2008, relating to the consolidated financial statements of Skins, Inc. and Subsidiary as of December 31, 2007 and December 31, 2006 and for the years then ended and the period May 18, 2004 (date of inceptions) to December 31, 2007, which report includes an explanatory paragraph as to an uncertainty with respect to the Company’s ability to continue as a going concern appearing in the Company’s annual report on Form 10-KSB and Form S-1, as amended (File No. 333-150438).

/s/ Mahoney Cohen & Company, CPA, P.C.

Mahoney Cohen & Company, CPA, P.C.

New York, New York
November 12, 2008